Exhibit 10.3

Confidential

Executive Agreement

1.	Parties to the Agreement

This executive agreement (Agreement) has been entered into between the following parties:

(1) Spinnova Oyj (Company), business ID ***. Address: Palokärjentie 2-4, 40320 Jyväskylä.

(2) Santeri Heinonen (***), address: *** (hereinafter the “Executive”)

(The Company and the Executive hereinafter jointly the “Parties” and separately a “Party”)

1.	Employment Relationship

The Executive’s employment relationship commenced on 2 May 2023. The Executive’s employment relationship is valid until further notice, and the Executive undertakes to be available to the Company as agreed below. This employment agreement supersedes all previous employment agreements entered into with the Executive. No probationary period applies to this agreement.

2.	Position and Place of Work

The Executive shall serve as Chief Finance and People Officer, and his main duties shall be to lead the Company’s finance, human resources, information technology, security and procurement functions. The Executive shall serve as a member of the Company’s management team. In addition, the Company may assign other duties to the Executive.

The Executive shall not have a fixed place of work, but shall work at the employer’s office to which his duties at the time are most closely connected. The work area shall mainly be Helsinki and Jyväskylä, but, taking into account the nature of the work, Finland as a whole as necessary. The Executive shall be obliged to travel in Finland and abroad to the extent required by the position.

3.	Secondary Employment

Without the Company’s prior written consent, the Executive shall not be entitled to accept any paid or unpaid secondary employment with a company that directly or indirectly competes with the Company or any company belonging to the same group as the Company. The Executive shall not have any other connection with the aforementioned companies that would cause the Executive’s personal interests or activities to conflict with the interests of the Company or any company belonging to the same group as the Company.

4.	Working Time

The Executive’s position is full-time and requires work outside regular office hours. The Working Hours Act does not apply to this agreement.

Confidential

5.	Salary and Benefits

The Executive’s total salary shall be EUR 12,000 per month as of 11 April 2025. The salary shall be paid to the bank account notified by the Executive in accordance with the Company’s payroll practices in force from time to time. The total salary includes a phone benefit and car benefit, which shall be taken into account in accordance with the Company’s practices in force from time to time.

The Executive shall be entitled to occupational health care in accordance with the Occupational Health Care Act and the Company’s practices in force from time to time.

The Executive shall be entitled to any other benefits in force at the Company from time to time in accordance with the Company’s practices in force from time to time.

6.	Reimbursement of Expenses and Travel Expenses

The Company shall reimburse the Executive for reasonable ongoing expenses incurred in the proper performance of his duties in accordance with the rules approved by the Company.

Per diem allowances shall not be paid for travel between the Company’s offices. Otherwise, reasonable travel and accommodation expenses shall be paid to the Executive in accordance with the Company’s practice in force from time to time.

7.	Annual Holiday

The Executive shall be entitled to annual holiday and holiday bonus in accordance with the Company’s practices in force from time to time. When taking annual holiday, the Executive shall take into account the interests of the Company and the requirements set by its operations. The Executive shall notify the Company of the timing of annual holiday in accordance with the Company’s practices in force from time to time.

8.	Collective Agreements

No collective agreement shall apply to this agreement.

9.	Sick Pay

The Executive shall be entitled to sick pay for a continuous sickness absence lasting no more than three (3) months, unless otherwise agreed between the Executive and the Company, or unless the Company has decided otherwise.

10.	Insurance

The Company undertakes to take out statutory accident and pension insurance policies for the Executive and to keep them in force for the duration of the Executive’s employment relationship. The accident insurance includes leisure-time accident insurance.

In addition, the Company shall maintain medical expenses insurance, travel insurance covering both business and leisure travel, and any other insurance policies separately agreed or decided by the Company for the Executive.

11.	Inventions and Copyright

All copyrights and other intellectual property rights relating to works, software, databases, inventions and other materials, information and know-how created in connection with the Executive’s duties, whether or not protectable, including the right to modify them and transfer the rights to a third party, shall belong fully and exclusively to the Company without compensation.

Confidential

In addition, all rights to inventions, designs and utility models, as well as products and services created on their basis, shall belong to the Company where these have been created during the term of this employment agreement or within six (6) months after the termination of this agreement, unless the Executive demonstrates that the invention, design or utility model in question was created independently without the Company’s involvement and know-how.

The Act on the Right in Employee Inventions shall apply to inventions made by the Executive, and the amount of compensation shall be determined in accordance with the Company’s employee invention policy in force from time to time.

The Executive undertakes, to the best of his ability, to transfer the rights to the Company and, without delay upon the Company’s request, to sign all assignment documents and other documents required for the transfer or protection of the rights in different countries. In addition, the Executive grants the Company an irrevocable authorisation to sign the above-mentioned assignment documents and other documents if the Executive has not signed them due to absence or any other reason.

Regardless of any registration made on behalf of the Company, the Executive undertakes not to register or attempt to register, during or after the term of this agreement, any trademark, business name, domain name, email address or similar identifier that is similar to or refers to any signs or symbols used by the Company, including but not limited to a business name, auxiliary business name, trademark or domain names, or that is derived from signs or symbols used by the Company.

12.	Communications

A representative appointed by the Company’s Board of Directors shall have the right to receive, search, open and read mail, both ordinary mail and email, that relates to the Company’s business or to the Executive’s position and duties in the Company, that is addressed to the Executive and received through the Company or sent by the Executive for the above-mentioned purposes. The Company may exercise this right only in situations where the Executive cannot personally read his mail due to serious or long-term illness or other similar reasons or circumstances that may result in the Executive’s consent not being obtainable within a reasonable time, or where the matter is urgent, and after the termination of this agreement or the Executive’s work obligation. The Company shall notify the Executive in writing of the receipt, searching, opening and reading of mail, but the Company shall not be obliged to prepare a separate written report on the action taken.

The Executive shall ensure that he removes personal mail from his work mailbox or clearly marks it as personal. If personal content is found in mail read by the Company’s representative, the Company shall not have the right to disclose the content of such mail to a third party or retain copies of it.

13.	Information Security

The Executive undertakes to use the Company’s information systems and passwords only for purposes required for the performance of his duties. The Executive undertakes not to copy files, software or other materials related to the Company’s information systems unless such copying takes place as part of the Executive’s duties.

During the term of this agreement and after its termination, the Executive undertakes not to use the Company’s information systems or parts thereof, such as software, databases or files, for his own benefit or for the benefit of a third party without the Company’s written consent. No information from the Company’s information systems, any parts thereof or related content may be disclosed to third parties. The Executive shall exercise due care in his use of information systems and comply with the instructions issued by the Company.

Confidential

14.	Non-Competition During Employment

Under this Agreement, the Executive undertakes to act in the interests of the Company. The Executive undertakes not to compete, directly or indirectly, alone or together with another person, through companies directly or indirectly owned or controlled by him, with the Company or any company belonging to the same group as the Company during the term of this Agreement.

During the term of this agreement and for six months after its termination, the Executive shall not, directly or indirectly, engage in competition with the Company or participate in the activities or management of a competitor, either personally or through a close business partner, or prepare to commence such activities. Compensation for the non-competition period shall always be determined in accordance with the Employment Contracts Act in force from time to time. If the Executive is paid the severance payment described in section 17, the severance payment shall be deemed to also include compensation for the non-competition obligation.

During the term of this agreement and for six months after its termination, the Executive undertakes not to recruit persons employed by the Company to the Executive’s own company or to a company in which the Executive is responsible for recruitment, and to refrain from preparing such actions. The non-recruitment obligation shall not apply where a person responds to a public advertisement for an open position.

During the term of this agreement and for six months after its termination, the Executive undertakes not to solicit the Company’s customers or cooperation partners to terminate their customer agreements or cooperation agreements with the Company, and to refrain from preparing such actions.

If the Company terminates this agreement for reasons unrelated to the Executive, the non-competition obligation described above shall automatically cease by operation of law, and the duration of the above-mentioned non-recruitment and non-solicitation obligations shall be four months.

If the Executive breaches the non-competition, non-recruitment or non-solicitation obligations described above, he shall pay the Company a contractual penalty corresponding to his total salary for a period of six months.

15.	Confidentiality and Duty of Loyalty

The Executive shall act loyally towards the Company and its owners in all his activities.

During the contractual relationship, the Executive shall not use or disclose to any third party any business or professional secrets of the Company or its group companies, or any other information defined as confidential. This shall be understood in the broadest sense of the term, irrespective of the source of such information.

The confidentiality and duty of loyalty shall apply during the term of this agreement, and the obligation shall also continue after the termination of the employment relationship.

If the Executive breaches this obligation, he shall be liable to compensate the employer for any proven damage caused.

Confidential

16.	Termination of the Agreement

This agreement may be terminated in accordance with the Employment Contracts Act by delivering a written notice of termination to the other Party.

When terminating the agreement, a notice period of three (3) months shall be observed by both parties.

Upon termination of the employment relationship, the Executive’s final salary shall be paid on the payroll date of the month following the termination date of the employment relationship.

Any unused annual holidays shall be planned to be taken during the notice period. Holiday compensation for the holiday year ongoing at the time of termination of the agreement shall be paid together with the final salary. Holiday compensation shall not include holiday bonus.

If the agreement is terminated for reasons unrelated to the Executive, the Company shall pay the Executive a severance payment together with the final salary. The severance payment shall be paid as a lump sum corresponding to the Executive’s total salary in force at the time of termination of the agreement for a period of nine months. Bonuses, incentives or other similar one-off payments paid to the Executive shall not be taken into account in the total salary. The lump sum shall not be paid if the Executive resigns at his own request or if the agreement is terminated with immediate effect in accordance with the Employment Contracts Act. Payment of the severance payment requires that the parties sign an agreement setting out all terms relating to the termination of the employment relationship, including a waiver of all claims against the other party or the Company’s representatives. If the Executive contests the validity of the agreement or otherwise claims compensation for the termination of the Executive Agreement, all costs incurred by the Company that it has to pay due to the Executive’s claims shall be deducted from the severance payment payable.

At any time upon the Company’s request, the Executive shall return to the Company all property belonging to or relating to the Company in his possession, including documents, reports, user IDs, passwords and profiles on social media and other services, as well as any other materials or copies thereof relating to the Company’s operations or received by the Executive during his employment relationship. The Executive undertakes not to retain copies of the above. Upon termination of the agreement, the Executive shall be given an opportunity to delete his personal documents and emails from the Company’s systems and to collect his personal property.

Upon termination of the Agreement, the Executive undertakes to provide the Company with all user IDs and passwords relating to work equipment and gives his consent for the Company, to the extent permitted by law, to freely open, read and forward emails, documents, correspondence and other materials relating to the Company’s business that are addressed to or received by the Executive or sent by the Executive.

17.	Resolution of Disputes

Disputes relating to the agreement, including its provisions, breach, termination or validity, shall first be negotiated between the parties. If no agreement is reached in such negotiations, the disputes shall be resolved by the Helsinki District Court.

18.	Signatures

We accept this agreement as binding upon us.

No amendment to this agreement shall be valid unless made in writing and signed by the Executive and the Company’s lawful representative. If any provision of this agreement becomes unenforceable due to a change in law, an administrative order or any other reason, the remaining provisions of the agreement shall remain in force. The Parties undertake to negotiate an amendment to this agreement so that the Parties’ original common intention in entering into this agreement is fulfilled as closely as possible.

Confidential

This Agreement has been signed digitally or in two (2) identical counterparts, one for the Executive and one for the Company.

Place and date: Helsinki and Jyväskylä, 11 April 2025

Spinnova Oyj

/s/ Janne Poranen	/s/ Santeri Heinonen
Janne Poranen	Santeri Heinonen
Chief Executive Officer	Executive